                                                                      Exhibit 23



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders
Bed Bath & Beyond Inc.:

We consent to incorporation by reference in the registration statements (No. 33-63902, 33-87602, 333-18011 and 333-75883) on Forms S-8 of Bed Bath & Beyond
Inc. of our reports dated March 24, 2000, relating to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of February 26, 2000 and February 27, 1999, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended February 26, 2000 and the related schedule, which reports appear or are incorporated by reference in the February 26, 2000 annual report on Form 10-K of Bed Bath & Beyond Inc.


/S/ KPMG LLP
New York, New York
May 25, 2000